UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2022

ENERGY TRANSFER LP

(Exact name of registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8111 Westchester Drive, Suite 600

Dallas, TX 75225

(Address of Principal Executive Offices) (Zip Code)

(214) 981-0700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class on which registered	Trading symbol(s)	Name of each exchange
Common Units	ET	New York Stock Exchange
7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	ETprC	New York Stock Exchange
7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	ETprD	New York Stock Exchange
7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	ETprE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Credit Agreement

On April 11, 2022, Energy Transfer LP (the “Partnership”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association as administrative agent, swingline lender and a letter of credit issuer and the other lenders party thereto (the “Lenders”). The Credit Agreement amended and restated the Partnership’s existing unsecured revolving credit facility, dated as of December 1, 2017, which was set to mature December 1, 2024. The Credit Agreement has a scheduled maturity date of April 11, 2027 and includes an option for the Partnership to extend the term twice by one year each time, in each case subject to the terms and conditions set forth therein.

Pursuant to the Credit Agreement, the Lenders have committed to provide advances up to an aggregate principal amount of $5,000,000,000 at any one time outstanding, and the Partnership has the option to request increases in the aggregate commitments by an amount so that the aggregate commitments do not exceed $7,000,000,000 in the aggregate after giving effect to all such increases. For any such increase, the Partnership may ask one or more Lenders to increase their existing commitments and/or invite additional eligible lenders to become Lenders under the Credit Agreement. As part of the aggregate commitments under the facility, the Credit Agreement provides for letters of credit to be issued at the request of the Partnership in an aggregate amount not to exceed a $250,000,000 sublimit.

Under the Credit Agreement, the obligations of the Partnership are unsecured. The Credit Agreement initially will not be guaranteed by any of the Partnership’s subsidiaries.

Interest accrues on advances at a base rate, term SOFR or daily simple SOFR, based on the election of the Partnership for each interest period, plus an applicable rate. The issuing fees for letters of credit are also based on an applicable rate. The applicable rate used in connection with advances, letters of credit and commitment fees is based on the then applicable senior unsecured credit rating of the Partnership. The applicable rate for SOFR rate loans and letter of credit fees ranges from 1.125% to 2.000% and the applicable rate for base rate loans ranges from 0.125% to 1.000%. No incremental borrowings were made by the Partnership at the closing of the Credit Agreement. Proceeds of the borrowings under the Credit Agreement may be used for working capital, capital expenditures and other lawful partnership purposes.

The Credit Agreement contains customary representations, warranties, covenants and events of default, including a change of control event of default and limitations on incurrence of liens, new lines of business, mergers, transactions with affiliates and restrictive agreements. The Credit Agreement also includes covenants limiting, as of the last day of each fiscal quarter, the Leverage Ratio, which is defined therein as the ratio of Consolidated Funded Indebtedness (as defined in the Credit Agreement) outstanding on the specified date to Consolidated EBITDA (as defined in the Credit Agreement) of the Partnership, for the preceding four fiscal quarter period, to not more than 5.00 to 1.00; provided that the maximum ratio is increased to 5.50 to 1.00 during Specified Acquisition Periods (as defined in the Credit Agreement). During the continuance of an event of default, the Lenders may take a number of actions, including declaring the entire amount then outstanding under the Credit Agreement due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 relating to the Credit Agreement under the heading “Credit Agreement” is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of April 11, 2022, by and among Energy Transfer LP, as borrower, Wells Fargo Bank, National Association., as administrative agent, swingline lender and an LC issuer and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER LP

	By:	LE GP LLC, its General Partner

Date: April 12, 2022	By:	/s/ Bradford D. Whitehurst
	Name:	Bradford D. Whitehurst
	Title:	Chief Financial Officer (duly authorized to sign on behalf of the registrant)